Imprimis Pharmaceuticals Announces Fourth Quarter and Year-End 2014

Financial Results and Provides Business Update

Patent-pending ophthalmic formulation fourth quarter 2014 revenues increased by over 101% compared to third quarter 2014 revenues for the same products

Anticipated urology launch expected to accelerate growth

Company will host conference call today at 4:30 p.m. EDT (1:30 p.m. PDT)

San Diego, CA — March 12, 2015 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a pharmaceutical company focused on the development and commercialization of proprietary sterile and topical compounded drug formulations, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2014, and will provide an update on recent business developments on a conference call this afternoon.

Key 2014 and Recent Developments:

●	Launched our ophthalmology business in April 2014 with our Go Dropless™ educational campaign and flagship Dropless Therapy™ formulations for ocular surgery, primarily cataract surgery;

●	Completed validation and recently introduced our new LessDrops™ portfolio of combination eye drops for post-LASIK surgery. The formal launch of our LessDrops formulations and several Dropless Therapy events and presentations are scheduled for the upcoming American Society of Cataract and Refractive Surgery annual meeting in San Diego in April 2015;

●	Developed our urology business, in-licensed our patented Hep-Lido-A (HLA) formulation for interstitial cystitis (IC), and recently soft launched the related Defeat IC™ educational campaign. The formal launch of HLA, which we expect will be the cornerstone of our urology business, is planned for the American Urological Association annual meeting to be held in New Orleans in May 2015;

●	Acquired two prescription fulfillment centers, Pharmacy Creations in Randolph, New Jersey, and Park Compounding in Irvine, California, and expanded their distribution capabilities to an aggregate of 40 states; and

●	Commenced construction efforts of an 8,600 square foot leased facility that, once construction is complete, is expected to serve as a new location for Pharmacy Creations and, to help meet anticipated demand, include a separate outsourcing facility intended to comply with cGMP manufacturing standards and Section 503B of the U.S. Food, Drug and Cosmetic Act.

“We believe that Imprimis is at an inflection point. We have put our commercial foundation in place and 2015 is about continued execution and expansion of our commercial reach, in order to prepare for further growth that we anticipate in 2016. Interest in our core ophthalmology formulations continues to grow, as reflected by the more than 240 ophthalmologists currently prescribing these formulations for individually identified patients,” stated Mark L. Baum, CEO of Imprimis. “Importantly, today we are at the same point in time with our urology business as we were last year with our ophthalmology business. The main difference between the two businesses is that we believe that the final steps we will need to take to formally launch HLA are shorter than the final steps we needed to take with our ophthalmology formulations. With HLA, we have an established, patented product that is well characterized and has been the subject of multiple double blind placebo controlled studies. There is reimbursement potential for the instillation procedure and for the HLA compounded formulation. IC is a chronic condition and, in our view, the patient population is significant. Our starting book of business is meaningful, with an estimated 80,000 prescriptions written in 2014. We are building relationships with the major IC advocacy organizations and believe our Defeat IC message to those suffering from this chronic condition will be positive and uplifting.”

Baum concluded, “We believe that the investments we made in 2014 and to date, including our pharmacy acquisitions and our compounded formulation developments in our core areas of interest, have positioned us to yield and grow stockholder value.”

Financial Summary:

Selected highlights regarding results for the fourth quarter and the full year ended December 31, 2014 are as follows:

	For the three months ended December 31, 2014	For the three months ended December 31, 2013

Total Revenues	$550,105	$2,500
Cost of Sales	$377,339	$-
Selling & Marketing Expenses	$927,734	$85,890
General & Administrative Expenses	$1,924,186	$1,795,889
Research & Development Expenses	$70,839	$14,155
Other Income, net	$4,713	$11,307
Net Loss	$(2,745,280)	$(1,882,127)
Net Loss per Common Share	$(0.30)	$(0.21)

	For the year ended December 31, 2014	For the year ended December 31, 2013

Total Revenues	$1,660,246	$10,000
Cost of Sales	$1,092,839	$-
Selling & Marketing Expenses	$2,390,180	$85,890
General & Administrative Expenses	$8,087,316	$5,994,907
Research & Development Expenses	$236,660	$1,616,082
Other Income, net	$28,646	$43,755
Net Loss	$(10,118,103)	$(7,643,124)
Net Loss per Common Share	$(1.11)	$(0.88)

Of the reported revenues in the fourth quarter 2014, approximately $299,000 were related to sales of Dropless Therapy formulations, compared to approximately $149,000 recorded in the third quarter of 2014. This represents an estimated 101% increase in revenues for sales of these products compared to revenues for sales of the same products recognized in the third quarter of 2014. This equates to over 13,200 Dropless Therapy units sold during the fourth quarter of 2014, as compared to just over 7,000 units sold in the third quarter of 2014. We estimate that we now service an estimated 2% of the people in U.S. who undergo cataract surgery. While we expect to have sales variability in the first quarter of 2015 due to some seasonality effects, we believe this positive market capture trend will continue.

Andrew R. Boll, CFO of Imprimis, stated, “As we look ahead into 2015, we are confident that there will be continued increase in revenue growth. This year we will be incorporating the existing sales of our recently-acquired California pharmacy, which had over $4 million in sales last year, into our consolidated financials and business strategy. Additionally, we expect to launch new formulations, including our Hep-Lido-A formulation. We believe these and other anticipated activities will contribute to strong revenue growth for the year, with a large portion of our revenue expected to be recorded in the latter part of the year.”

Fourth Quarter and Year End 2014 Financial Results Webcast and Conference Call

The company will hold a conference call and audio-only webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference call and webcast will be open to all listeners and a question and answer session will follow the prepared remarks. To participate in this event, dial 877-407-8035 domestically, or 201-689-8035 internationally, approximately 5 to 10 minutes prior to the start of the call. Additionally, you can listen to the event online at http://www.investorcalendar.com/event/173699, as well as at the company’s website at www.imprimispharma.com. If you are unable to participate during the live webcast, the event archive will be available at http://www.investorcalendar.com/event/173699 or at the company’s website. You may access the teleconference replay by dialing 877-660-6853 domestically or 201-612-7415 internationally, referencing conference 13602837. The replay will be available until April 12, 2015.

ABOUT IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a pharmaceutical company dedicated to delivering high quality and innovative medicines to physicians and patients at accessible prices. Imprimis’ business is focused on its proprietary ophthalmology and urology drug formulations. The company’s pioneering ophthalmology formulation portfolio is disrupting the multi-billion dollar eye drop market, addressing patient compliance issues and providing other medical and economic benefits to patients. Imprimis expects to launch its urology business in 2015, which includes a patented formulation to address patients suffering from interstitial cystitis. For more information about Imprimis, please visit the company’s corporate website at www.ImprimisPharma.com; ophthalmology business websites at www.GoDropless.com and www.LessDrops.com; and urology business website at www.DefeatIC.com.

SAFE HARBOR

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, such as statements regarding, among other things, development and growth of our pharmacy operations, including integration of two pharmacies, the proposed opening of an outsourcing facility in 2015 and compliance with applicable governmental standards; development and commercialization of the company’s currently available and potential new proprietary compounded formulations; the market potential for Imprimis’ ophthalmology and urology business units and the company’s ability to capture a significant share of these markets; plans to expand the ophthalmology business unit and the success of any such expansion, including any anticipated growth in sales of the company’s ophthalmology formulations; the formal launch of the company’s urology business unit and expectations regarding its success in the market; the ability to obtain third-party payor reimbursement for any of the company’s products; research and development activities and the results of any studies or trials the company may conduct; and potential future acquisition and in-licensing activity and the success of any such activities. Forward looking statements are based on management’s current views, expectations and assumptions and therefore are not guaranties of future performance and are subject to risks and uncertainties that may cause actual results to differ materially and adversely from those predicted by the forward looking statements. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing, and patient interest in using, compounded formulations generally and the company’s proprietary formulations; risks related to its compounding pharmacy operations , including its ability to develop and open an outsourcing facility and maintain compliance with applicable state and federal laws and regulations; its ability to obtain third-party payor reimbursement for any of its proprietary formulations; its ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential markets for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry generally; competition; and market conditions. As a result of these risks and uncertainties, undue reliance should not be placed on forward looking statements. The limited information contained in this press release is not adequate for making an informed investment judgment about the company, and you are encouraged to read Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, which more fully describe the company and its business and the risks and uncertainties that may impact future performance. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Forward looking statements speak only as of the date they are made and except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Currently, all Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws governing compounded drug formulations.

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Source: Imprimis Pharmaceuticals, Inc.

Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858.704-4587